Exhibit  10.02(u)

PARTICIPANT AWARD AGREEMENT
(2018 Incentive PSU Program)
(Executive Officers Only)

[Grant Date], 2018

 Dear [Name]:

Pursuant to the terms and conditions of the EQT Corporation 2014 Long-Term Incentive Plan (as amended from time to time, the “Plan”) and the 2018 Incentive Performance Share Unit Program (the “Program”), effective January 1, 2018, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of EQT Corporation (the “Company”) grants you «NumberUnits» Target Performance Share Units (as may be adjusted below or pursuant to the Program, the “Award”), the value of which is determined by reference to the Company’s common stock.  The terms and conditions of the Award, including, without limitation, vesting and distribution, shall be governed by the provisions of this Participant Award Agreement and the Program document attached hereto as Exhibit A; provided that the Award is also subject to the terms and limits included within the Plan.

If 2018 Rice Operating Synergies (as defined below) are less than $0.09 per Mcfe or 2018 Rice Development Synergies (as defined below) are less than $0.04 per Mcfe, then the number of Target Performance Share Units referenced above (as adjusted, if at all, as provided in the Program) shall be reduced by 27%.

•	“2018 Rice Operating Synergies” shall mean the amount by which 2018 Operating Efficiency (as defined below) is less than $0.54 per Mcfe.

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“2018 Operating Efficiency” shall mean Operating Efficiency as defined in the Program document, except that (i) “Calculation Period” shall mean the period commencing January 1, 2018 and ending on December 31, 2018 (“First Year”); provided, however, in the event that a Qualifying Change of Control occurs prior to the filing of the Company’s Form 10-K with the SEC for the year ending December 31, 2018, the Calculation Period shall mean the period consisting of completed quarters in the First Year for which a Form 10-Q has been filed with the SEC and (ii) each of Operation and Maintenance Expense, Production Expense, Production Taxes, and Selling, General and Administrative Expense shall exclude (Y) Rice transition costs and (Z) costs associated with the Company’s analyses of (A) the Company’s “sum-of-the-parts” discount and (B) the structure of the Company’s master limited partnerships, and the implementation of any changes recommended as a result of either of the foregoing.

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“2018 Rice Development Synergies” shall mean the amount by which 2018 Development Efficiency (as defined below) is less than $0.52 per Mcfe. “2018 Development Efficiency” shall mean Development Efficiency as defined in the Program document except that “Calculation Period” shall be calculated as defined above in this Participant Award Agreement.

The Award will be settled in shares of Company common stock; however, the Committee retains the discretion to settle the Award in cash, Company stock or any combination thereof.

The terms contained in the Plan and the Program are hereby incorporated into and made a part of this Participant Award Agreement, and this Participant Award Agreement shall be governed by and construed in accordance with the Program and the Plan. In the event of any actual or alleged conflict between (a) the provisions of the Plan and the provisions of this Participant Award Agreement, the provisions of the Plan shall be controlling and determinative, and (b) the provisions of this Participant Award Agreement and the terms of any written employment-related agreement that you have with the Company (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement), the terms of such employment-related agreement shall be controlling and determinative.

You may access important information about the Company and the Plan through the Company’s website. Copies of the Plan and Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and clicking on the “Stock Plans” tab and then following the prompts for your Plan documents. Copies of the Company’s most recent Annual Report on Form 10-K, Proxy Statement and other information generally delivered to the Company’s shareholders can be found at www.eqt.com by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.

Your Award under the Program will be effective only if, no later than 45 days after the date of this Participant Award Agreement, (a) you accept your Award through the Fidelity NetBenefits website and (b) to the extent you are not already subject to a confidentiality, non-solicitation and non-competition agreement with the Company, you execute a confidentiality, non-solicitation and non-competition agreement acceptable to the Company.

When you accept your Award through the Fidelity NetBenefits website, you shall be deemed to have (a) acknowledged receipt of this Award granted on the date of this Participant Award Agreement (the terms of which are subject to the terms and conditions of this Participant Award Agreement, the Program document and the Plan) and copies of this Participant Award Agreement, the Program document and the Plan, and (b) agreed to be bound by all the provisions of this Participant Award Agreement, the Program document and the Plan.

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